                                               EXHIBIT 99j

                 CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Amendment No. 3 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 19, 1999, relating to the financial statements and financial highlights of State Street Navigator Securities Lending Prime Portfolio, a series of State Street Navigator Securities Lending Trust, which appears in such Statement of Additional Information. We also consent to the references to us under the headings "Financial Statements," "Service Providers" and "Independent Accountants" in such Statement of Additional Information.

Price Waterhouse LLP
Boston, Massachusetts
April 30, 1999